Exhibit 99.2

WAIVER EXTENSION

This waiver extension (“Waiver Extension”) is made and entered into effective as of November 15, 2005 by and among Matrix Service Company (the “Company”), and the investor identified on the signature page hereto (the “Investor”).

WHEREAS, the Company and the Investor are parties to that certain Securities Purchase Agreement, dated as of April 22, 2005 (the “Securities Purchase Agreement”), pursuant to which, among other things, the Company issued and delivered to the Investor certain Senior Unsecured Convertible Notes due five years from issuance (collectively, the “Notes”). All capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Notes.

WHEREAS, effective September 30, 2005, the Investor waived an increase in the rate of interest payable pursuant to Section 2(b) of the Notes until November 15, 2005 (the “Original Waiver”).

WHEREAS, the Company has requested that the Investor extend the Original Waiver and, subject to the terms and conditions herein contained, the Investor is willing to agree to such extension.

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. The Investor hereby further waives an increase in the rate of interest payable pursuant to Section 2(b) of the Notes, however, this Waiver Extension shall only be effective until December 31, 2005.

2. This Waiver Extension may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Execution of this Waiver Extension may be made by delivery by facsimile.

3. This Waiver Extension may not be changed, amended, restated, waived, supplemented, discharged, canceled, terminated or otherwise modified orally or by any course of dealing or in any manner other than as provided in the Securities Purchase Agreement.

4. There are no unwritten oral agreements between the parties with respect to the subject matter hereof and thereof.

5. THIS WAIVER EXTENSION AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN THE SECURITIES PURCHASE AGREEMENT AND SHALL

BE SUBJECT TO THE WAIVER OF JURY TRIAL AND NOTICE PROVISIONS OF THE SECURITIES PURCHASE AGREEMENT.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Waiver Extension to be duly executed by their respective authorized signatories as of the date first indicated above.

MATRIX SERVICE COMPANY

By:	/s/ George L. Austin
	Name:	George L. Austin
	Title:	Vice President

NAME OF INVESTOR

J. Baker Gentry, Jr.

By:	/s/ J. Baker Gentry, Jr.
	Name:	J. Baker Gentry, Jr.
	Title:	Authorized Signatory

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